Exhibit 99.1

Chattem Reports EPS Increase for First Fiscal Quarter of 2009 Despite Revenue Pressure; Revises EPS Guidance for Fiscal 2009

CHATTANOOGA, Tenn.--(BUSINESS WIRE)--April 7, 2009--Chattem, Inc. (NASDAQ: CHTT), a leading marketer and manufacturer of branded consumer products, today announced results for the first fiscal quarter ended February 28, 2009.

“During the first quarter, we achieved earnings per share growth, generated strong cash flow and effectively managed our capital structure by repaying $20.3 million of senior bank debt and issuing 487,123 shares of our common stock in exchange for $28.7 million of our 2% Convertible Senior Notes,” said Zan Guerry, the Company’s Chairman and Chief Executive Officer. “While total revenues in the first quarter were lower than expected, we remain confident about the strength of our brands and our prospects for the balance of fiscal 2009. Retail sales of our existing brands as measured by A.C. Nielsen and mass merchandiser point-of-sale data, excluding the discontinued Icy Hot® Heat Therapy and Icy Hot Pro Therapy®, increased by approximately 5% and 6% for the four and thirteen weeks ending March 21, 2009, respectively. Given the underlying strength of our business, we expect earnings per share for fiscal 2009 to be in the range of $4.80 to $4.90, excluding stock option expense under SFAS 123R of $0.26 per share and any non-cash loss on debt extinguishment, which was $0.02 per share in the first quarter of fiscal 2009,” stated Guerry.

FIRST QUARTER FINANCIAL RESULTS

Total revenues for the first quarter of fiscal 2009 were $116.1 million, compared to total revenues of $120.8 million in the prior year quarter, representing a 3.9% decrease. The decrease in total revenues was due primarily to a $4.3 million reduction in our international revenues, a 45% decrease, compared to an exceptionally strong first quarter for our international business in fiscal 2008, resulting from our elimination of the sale of English language packaging in Latin America, an adverse foreign exchange rate impact and general sales weakness in our European markets due to the weakening economy.

The balance of the decrease in total revenues was related to our domestic business, primarily a result of lower sales of Icy Hot, Selsun®, Bullfrog® and Dexatrim®, caused in part by the timing of shipments, reduced retail inventory levels and two fewer shipping days in the first quarter of fiscal 2009 as a result of the leap year in fiscal 2008, and the loss of sales of Icy Hot Heat Therapy which was recalled on February 8, 2008 and the discontinued Icy Hot Pro Therapy. Also adversely impacting our total revenues for the first quarter of fiscal 2009 was an increase in promotional programs that are recorded as a reduction of revenue rather than as advertising and promotion expense in our consolidated statement of income. Excluding the impact of Icy Hot Heat Therapy and Icy Hot Pro Therapy, total revenues decreased 2% in the first quarter of fiscal 2009 compared to the prior year quarter. When excluding the discontinued products from our domestic business, which represents 96% of our total revenues for the first quarter of fiscal 2009, our domestic revenues increased 2% as compared to the same period in fiscal 2008. Sales decreases were offset by sales increases in the ACT®, Gold Bond® and Unisom® franchises.

Net income for the first quarter of fiscal 2009 rose to $19.6 million, compared to $14.9 million for the prior year quarter, and earnings per share were $0.99, compared to $0.75 for the prior year quarter. Net income for the first quarter of fiscal 2009 included SFAS 123R employee stock option expense and a non-cash debt extinguishment charge. Net income for the first quarter of fiscal 2008 included employee stock option expenses under SFAS 123R, a non-cash debt extinguishment charge and non-recurring expenses related to the voluntary recall of Icy Hot Heat Therapy. As adjusted to exclude these items, net income for the first quarter of fiscal 2009 was $21.0 million, compared to $20.0 million for the prior year quarter, and earnings per share were $1.07 compared to $1.01 for the prior year quarter, a 6% increase.

On February 8, 2008, we announced the voluntary recall of our air-activated, self-heating Icy Hot Heat Therapy patch product. In the first fiscal quarter of 2008, we recorded an estimate of product recall expenses of $6.0 million, or $0.20 per share. The charge encompasses an estimate of costs related to product returns, impairment of in-house inventory and other expenses related to the Icy Hot Heat Therapy recall.

KEY HIGHLIGHTS

  Gross margin for the quarter was 69.6%, compared to 71.2% for the prior year quarter. Gross margin for the first quarter of fiscal 2009 was lower as a result of higher input costs for certain product components and the impact of lower reported revenue as a result of a greater percentage of promotion costs recorded as a reduction of revenue rather than as a component of A&P expense.
  Advertising and promotion expense (A&P) in the first quarter of fiscal 2009 decreased by $5.9 million to $28.6 million, or 24.6% as a percentage of total revenues as compared to 28.6% of total revenues in the prior year quarter. A&P expense was lower for the first quarter of fiscal 2009 due in part to an increase in promotion programs utilized by retailers that were recorded as a reduction of revenue rather than A&P expense and price efficiencies realized on certain media purchases.
  Selling, general and administrative expense (SG&A) in the first quarter of fiscal 2009 was consistent with spending for the first quarter of fiscal 2008 but increased to 13.3% of total revenues for the first fiscal quarter of 2009 as compared to 12.8% of total revenues in the prior year quarter.
  For the first quarter of fiscal 2009, cash flow from operations increased $9.5 million to $19.7 million, compared to $10.2 million in the prior year quarter. Free cash flow, defined as cash flow from operations less capital expenditures, was $19.0 million, up $10.0 million, compared to $9.0 million in the prior year quarter. Our total debt was reduced during the first quarter of fiscal 2009 by $49.0 million to $410.6 million as a result of the repayment of $20.3 million of senior bank debt and the issuance of 487,123 shares of our common stock in exchange for $28.7 million of our 2% Convertible Senior Notes due 2013. As of the date of this release, no amounts are outstanding under our $100.0 million revolving line-of-credit, which matures in November 2010, our earliest maturing debt obligation.
  Earnings before interest, taxes, depreciation and amortization (EBITDA), excluding product recall expenses, increased 1.8% to $39.6 million, or 34.1% of total revenues, for the first quarter of fiscal 2009, compared to $38.9 million, or 32.2% of total revenues in the prior year quarter. The ratio of total debt to adjusted EBITDA (trailing twelve months) was 2.6x as of February 28, 2009. We expect to reduce this ratio well below 2.0x as of November 30, 2009 as we utilize our free cash flow to further reduce debt, absent a brand acquisition or repurchase of our common stock.
  Subsequent to November 30, 2008, we have repurchased 125,500 shares of our common stock for approximately $6.8 million, or an average cost of $53.99 per share.

FISCAL 2009 GUIDANCE

We currently expect earnings per share for fiscal 2009 to be in the range of $4.80 to $4.90, excluding the non-cash stock option expense under SFAS 123R of $0.26 per share and any non-cash loss on debt extinguishment, which was $0.02 per share in the first quarter of fiscal 2009.

NON-GAAP FINANCIAL MEASURES

In addition to presenting financial results in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, this earnings release also presents certain non-GAAP financial measures, including adjusted net income, adjusted earnings per share, EBITDA, EBITDA excluding product recall expenses and free cash flow. A reconciliation of adjusted net income, EBITDA and EBITDA excluding product recall expenses to net income reported in accordance with GAAP for the fiscal first quarter of 2009 and 2008 is provided in the unaudited consolidated statements of income attached hereto. As discussed in this release, the Company defines free cash flow as cash flow from operations less capital expenditures. A reconciliation of free cash flow to cash flow from operations reported in accordance with GAAP is presented in the unaudited financial statements attached hereto. Chattem believes these non-GAAP financial measures provide both management and investors with additional insight into the Company’s operational strength and ongoing operating performance. These non-GAAP financial measures should be considered in conjunction with, but not as a substitute for, the financial information presented in accordance with U.S. GAAP. See the accompanying Form 8-K under which this earnings release is furnished to the Securities and Exchange Commission for further discussion of the utility of these non-GAAP measures and the purposes for which they are used by management.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, “believes,” “expects,” “anticipates,” “plans,” “estimates” or similar expressions. Examples of forward-looking statements in this press release include the estimated stock option expense under SFAS 123R and the fiscal 2009 earnings per share guidance. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include, but are not limited to the risk factors disclosed in our Annual Report on Form 10-K for the year ended November 30, 2008, as added or revised by our subsequent Quarterly Reports on Form 10-Q, under the caption “Risk Factors.” We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of these in light of new information or future events.

WEBCAST

Chattem will provide an online Web simulcast and rebroadcast of its fiscal first quarter conference call. The live broadcast of the call will be available online at www.chattem.com and www.streetevents.com today, Tuesday, April 7, 2009 beginning at 8:30 a.m. ET. The online replay will follow shortly after the call and be available through April 14, 2009. Please note that the webcast requires Windows Media Player. For additional information please contact Robert Long, Vice President and Chief Financial Officer at 423-822-4450.

About Chattem

Chattem, Inc. is a leading marketer and manufacturer of a broad portfolio of branded OTC healthcare products, toiletries and dietary supplements. The Company's products target niche market segments and are among the market leaders in their respective categories across food, drug and mass merchandisers. The Company's portfolio of products includes well-recognized brands such as Icy Hot, Gold Bond, Selsun Blue, ACT, Cortizone-10® and Unisom. Chattem conducts a portion of its global business through subsidiaries in the United Kingdom, Ireland, Canada, Greece and Peru. For more information, please visit the Company’s website: www.chattem.com.

CHATTEM, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended

	February 28,	February 29,
	2009	2008

REVENUES	$116,092	$120,773

COSTS AND EXPENSES:
Cost of sales	35,257	34,733
Advertising and promotion	28,589	34,496
Selling, general and administrative	15,426	15,466
Product recall expenses	-	6,043
Total costs and expenses	79,272	90,738

INCOME FROM OPERATIONS	36,820	30,035

OTHER INCOME (EXPENSE):
Interest expense	(5,664)	(6,552)
Investment and other income, net	111	137
Loss on early extinguishment of debt	(696)	(526)
Total other income (expense)	(6,249)	(6,941)

INCOME BEFORE INCOME TAXES	30,571	23,094

PROVISION FOR INCOME TAXES	11,005	8,221

NET INCOME	$19,566	$14,873

DILUTED SHARES OUTSTANDING	19,667	19,788

NET INCOME PER COMMON SHARE (DILUTED)	$0.99	$0.75

NET INCOME (EXCLUDING DEBT EXTINGUISHMENT, SFAS 123R EXPENSE AND PRODUCT RECALL EXPENSES) PER COMMON SHARE (DILUTED):

Net income	$19,566	$14,873
Add:
Loss on early extinguishment of debt	696	526
SFAS 123R expense	1,479	1,339
Product recall expenses	-	6,043
Provision for income taxes	(783)	(2,815)

Net income (excluding debt extinguishment, SFAS 123R expense and product recall expenses)	$20,958	$19,966

Net income (excluding debt extinguishment, SFAS 123R expense and product recall expenses) per common share (diluted)	$1.07	$1.01

EBITDA RECONCILIATION (EXCLUDING PRODUCT RECALL EXPENSES)

Net income	$19,566	$14,873
Add:
Provision for income taxes	11,005	8,221
Interest expense, net (includes loss on early extinguishment of debt)	6,249	6,941
Depreciation and amortization (including SFAS 123R expense, less amounts included in interest)	2,746	2,777
EBITDA	$39,566	$32,812
Product recall expenses	-	6,043
EBITDA (excluding product recall expenses)	$39,566	$38,855

Depreciation & amortization (including SFAS 123R expense)	$3,373	$3,458
Capital expenditures	$760	$1,271

CASH FLOWS FROM OPERATIONS:	For the Three Months Ended

	February 28,	February 29,
	2009	2008

Net Income	$19,566	$14,873
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,894	2,119
Deferred income taxes	4,164	4,433
Stock-based compensation expense	1,479	1,339
Loss on early extinguishment of debt	696	526
Tax benefit realized from stock options exercised	(135)	(1,812)
Other, net	122	112
Changes in operating assets and liabilities:
Accounts receivable	(11,218)	(14,381)
Inventories	(4,082)	737
Prepaid expenses and other current assets	(2,678)	(3,746)
Accounts payable and accrued liabilities	9,935	6,047
Net cash provided by operating activities	$19,743	$10,247

FREE CASH FLOW RECONCILIATION:

Net cash provided by operating activities	$19,743	$10,247
Less: Capital expenditures	(760)	(1,271)
Free cash flow	$18,983	$8,976

Statements in this press release which are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from those expressed or projected.

CHATTEM, INC.
SELECTED SUMMARY FINANCIAL DATA
(In thousands)
(Unaudited)

SELECTED INCOME STATEMENT DATA:

The following table sets forth, for the periods indicated, certain items from our Consolidated Statements of Income expressed as a percentage of total revenues:

	For the Three Months Ended
	February 28, 2009	February 29, 2008

TOTAL REVENUES	100%	100%

COSTS AND EXPENSES:
Cost of sales	30.4	28.8
Advertising and promotion	24.6	28.6
Selling, general and administrative	13.3	12.8
Product recall expenses	-	5.0
Total costs and expenses	68.3	75.2

INCOME FROM OPERATIONS	31.7	24.8

OTHER INCOME (EXPENSE):
Interest expense	(4.9)	(5.4)
Investment and other income, net	0.1	0.1
Loss on early extinguishment of debt	(0.6)	(0.4)
Total other income (expense)	(5.4)	(5.7)

INCOME BEFORE INCOME TAXES	26.3	19.1

PROVISION FOR INCOME TAXES	9.4	6.8

NET INCOME	16.9%	12.3%

SELECTED BALANCE SHEET DATA:	February 28, 2009	February 29, 2008

Cash and cash equivalents	$30,349	$11,619
Accounts receivable, net	$60,635	$58,134
Inventories	$45,173	$42,538
Accounts payable, accrued liabilities and bank overdraft	$50,840	$48,456

Senior bank debt	$106,750	$165,500
Subordinated debt	$303,800	$332,500
Total debt	$410,550	$498,000

SHARE REPURCHASE DATA:	For the Three Months Ended
	February 28, 2009	February 29, 2008

Shares repurchased	-	4
Cash paid for share repurchases	$-	$240

SUMMARY OF NET SALES:

Net sales by domestic product category and total international for the first quarter of fiscal 2009, as compared to the corresponding period in fiscal 2008, were as follows:
			Increase (Decrease)
	2009	2008	Amount	Percentage
Medicated skin care	$41,457	$37,653	$3,804	10%
Topical pain care *	22,043	25,315	(3,272)	(13%)
Oral care	18,285	15,772	2,513	16%
Internal OTC's	11,364	11,210	154	1%
Medicated dandruff shampoos	9,363	10,579	(1,216)	(11%)
Dietary supplements	4,272	5,374	(1,102)	(21%)
Other OTC and toiletry products	4,124	5,412	(1,288)	(24%)

Total Domestic	110,908	111,315	(407)	(0%)
International revenues (including royalties)	5,184	9,458	(4,274)	(45%)

Total Revenues	$116,092	$120,773	$(4,681)	(4%)

* Includes Icy Hot Heat Therapy

CONTACT:
Chattem, Inc.
Robert Long, 423-822-4450
Vice President and Chief Financial Officer